Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

BILL SANDERS NAMED PRESIDENT

JOE LIBERATORE NAMED CHIEF FINANCIAL OFFICER

MIKE ETTORE NAMED CHIEF SERVICES OFFICER

TAMPA, FL – October 26, 2004 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced several management changes that the Firm believes further strengthens its senior team going into 2005.

David L. Dunkel, Chairman and CEO said, “We are making a number of strategic management changes that are a culmination of the past few years in preparing for 2005. The moves that we are making recognize outstanding performance by key team members that have not only helped get Kforce to where we are today, but even more importantly, will be instrumental in the future development of the Firm. The Board of Directors and I are pleased to announce the following promotions today.”

Bill Sanders Named President

“Since 1999 the Board and I have worked to build a strong executive management team. We now have one of the best executive teams in the industry due to the exceptional expertise and experience of our executive team leaders. One of the key members of this team is Bill Sanders.

Bill joined Kforce in 1999 as CFO and his positive influence on the Firm was immediate. Due to his success and to expand his positive impact, in late 2002 Bill was promoted to the position of Chief Operating Officer with an additional challenge - prepare our field operations to achieve our “Quest” of achieving a run-rate of $1 billion and EPS (annualized) of $1.00 by Q4 2005. Obviously, with our recent results Bill and our outstanding field team have made major strides and advances in this regard.

We now ask Bill to once again assume a new, expanded role – that of President of Kforce. In this new role, Bill will have responsibility for both field and back office operations.

Joe Liberatore Named CFO

We are very pleased that Joe Liberatore will immediately assume the role of Chief Financial Officer for Kforce. Joe has been with Kforce for 16 years and his career promotions have taken him through virtually all parts of our Firm. He started with us as a recruiter, became an account manager and eventually moved into various field and sales management positions including Group President for one of our business units and Chief Sales Officer. Most recently, Joe has served as our Chief Talent Officer with responsibilities for our human resources, compensation and benefits functions. As CFO, Joe will assume responsibility for our financial group and maintain his role as the leader of the Talent organization. Joe will report directly to Bill Sanders.

Health concerns have arisen that will prevent former CFO Derrell Hunter from giving his full attention to business matters over the coming months. In consultation with Mr. Hunter, it was determined that he should leave the Firm to attend to these concerns. Derrell capably led our financial group and appropriately represented the financial matters for our Firm over the past year, and the positive results and position reported today are partially a reflection of his talents and hard work. His leaving was in no way related to any issues regarding the Firm’s financial condition, financial statement disclosures or accounting practices. We thank Derrell for his many contributions, and wish him all the best in the future.

Mike Ettore Named CSO

We are also very pleased to announce the creation of the new position of Chief Services Officer (CSO) and that Mike Ettore has accepted this role. Mike joined Kforce in 1999 and has served as CIO for the past two years. He has successfully led major projects and departments serving as the program manager for the Hall Kinion integration and managing the development of our Training and Program Management departments. Mike holds a Master’s degree in Business Administration and Management and prior to joining Kforce served as a career Officer in the United States Marine Corps.

In this role, Mike will greatly expand his responsibilities to KTS and much of the KSC operations including billing, credit, collections and accounts payable. Mike’s superior and proven ability to organize, direct and lead critical process-oriented functions have proven him fully capable and deserving of this new, increased responsibility. Mike will report directly to Bill Sanders. Please join me in congratulating Mike on this promotion.”

Kforce will host a conference call today to discuss these events and results in Q3 2004. The call will begin at 5:00 p.m. EDT. The dial-in number is 1-617-786-2961, pass code 82882448. The replay of the call will be available from 6:00 p.m. EDT Tuesday, October 26 through November 2, 2004, by dialing 1-617-801-6888, passcode 85551351.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until November 30, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology

Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.